Exhibit 10(n)
Directors’ Compensation Arrangements
     We increased our cash compensation for the non-employee directors effective July 1, 2004. Since July 2004, directors have been paid an annual retainer fee of $35,000, plus $2,000 per board meeting attended and $1,000 per telephone conference attended, including, as of the fourth quarter of 2005, a $1,000 fee for meetings or conferences attended as part of their duties as a board or committee member. The Chairman of the Compensation Committee and the Chairman of the Board are also paid an additional fee of $5,000 per year. The Co-Chairman (or sole Chairman as of January 1, 2006) of the Audit Committee are both paid an additional fee of $20,000 per year and the other Audit Committee members are paid an additional annual retainer of $5,000 for serving on the Audit Committee. The members of the Audit Committee may also receive an additional $5,000 per year fee for performing special services. The only such award to date has been to Mr. Heather who performs review work on our annual reserve report and began receiving this additional fee in the fourth quarter of 2002.
     The Director Plan allows each non-employee director to make a quarterly election to receive his or her compensation either in cash or in shares of our common stock (see Exhibit 10(i)).
     Commencing in 2005, we began a practice to grant our directors stock option or stock appreciation rights payable in common stock (“SARs”) each year, awarded at the discretion of the Board of Directors. The awards cliff vest four years from the date of grant and have an exercise price equal to the closing market price on the date of date. The directors received 3,000 SARs in February 2006 as part of their annual grants for that year.
     During 2004 or 2005, we gave each non-employee director 20,000 shares of restricted stock that vests over a period of five years, 20% per annum. As per the terms of the agreement, the Company retains 60% of the shares as they vest, with such shares to be released when the director separates from the Company. The remaining 40% are issued to the director on the vesting dates.